Exhibit 10.01

THIS AGREEMENT made and dated for reference the 30th day of April, 2009.

BETWEEN:

          YALE RESOURCES LTD., a body corporate, incorporated under the laws of the Province of British Columbia, having an office at # 400 - 409 Granville Street, Vancouver, British Columbia, V6C 1T2; and its subsidiaries, including MINERA ALTA VISTA SA DE CV, a Mexican company

          (hereinafter collectively called the "Optionor")

AND:

          AMERICAN SIERRA GOLD CORP., a body corporate, incorporated under the laws of the State of Nevada, having its Records and Registered Office at 207 Marina Vista, Jolly Harbour, Antigua, WI.; and its future subsidiary, a Mexican company;

          (hereinafter called the "Optionee")

WHEREAS:

A. The Optionor has entered in to an Purchase Agreement with EXMIN Resources Inc. (the Vendor), the recorded and beneficial owner of a 100% interest in a total of ten (10) mining concessions owned by the Vendor (the "OWNED CONCESSIONS") covering approximately 28,830 hectares in south-west Chihuahua State, Mexico, which Owned Concessions are more particularly described in SCHEDULE "A" annexed hereto and forming a part hereof and, which Vendor also holds options to acquire an additional six (6) mining concessions covering approximately 276 hectares (the "OPTIONED CONCESSIONS") full particulars of which are set out in SCHEDULE "A" attached hereto;

B. The Owned Concessions and the Optioned Concessions are hereafter referred to as the "PROPERTY";

C. Upon the closing of the Purchase Agreement with the Vendor, the Optionor has agreed to grant to the Optionee options entitling the Optionee to acquire certain legal and beneficial interests in and to the Property as provided for in this Agreement, and to participate in the further exploration and, if deemed warranted, the development of the Property;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of these presents and the sum of TEN DOLLARS ($10.00) now paid by each of the parties to each of the other parties hereto, the receipt and sufficiency of which is hereby acknowledged by each of the parties, and for other good and valuable consideration, the receipt and sufficiency of which is also hereby acknowledged by each of the parties, the parties hereby agree as follows:
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DEFINITIONS

1.01 In this Agreement and in all Schedules attached to and made a part hereof, the following words and phrases shall have the following meanings, namely:

     (a) "BUSINESS DAY" means any day other than Saturdays, Sundays and statutory holidays in the Province of British Columbia;

     (b) "CONDITIONS OF EXERCISE" has the meaning set out in paragraph 4.02 hereof;

     (c) "EFFECTIVE DATE" means the date this Agreement is signed by the Optionor and Optionee;

     (d) "EXERCISE NOTICE" means a written notice to the Optionor, signed by the Optionee, identifying a respective Option, indicating that the Optionee has satisfied the respective Conditions of Exercise and is irrevocably exercising that Option;

     (e) "EXPENDITURES" means the sum of all monies spent in prospecting, exploring, geological, geophysical and geochemical surveying, sampling, examining, diamond and other types of drilling, developing, dewatering, assaying, testing, constructing, maintaining and operating roads, trails and bridges upon or across the Property, buildings, equipment, plant and supplies, salaries and wages (including fringe benefits) of employees and contractors directly engaged therein, insurance premiums, and all other expenses ordinarily incurred in prospecting, exploring and developing mining lands and also includes monies spent in acquiring additional claims or concessions which shall form part of the Property. Expenditures shall also include any tax payments and legal costs and fees related to the registration of titles and agreements in the Mexico Mining Registry together with any value added taxes accruing after the date of this Agreement as well as any of those costs related to the acquisition of properties from third parties;

     (f) "FIRST OPTION" has the meaning set out in sub-paragraph 4.01(a) hereof;

     (g) "FIRST OPTION DEADLINE" means the date that is four years after the Effective Date, subject to paragraph 13.01 hereof;

     (h) "HOLDCO" means the Mexican company to be established by the Optionee to hold title to the Property;

     (i) "OPTION DEADLINE" means either of the First Option Deadline or the Second Option Deadline, as the case may be;

     (j) "OPTIONS" collectively means the First Option and the Second Option, and "OPTION" means either one of them;

     (k) "PROPERTY" means all of the mining claims described in Schedule "A" hereto in respect of which either of the Options remains in effect and all other mineral property interests derived from any such mineral claims. Any reference herein to any mineral claims or other mineral property interests comprised in the Property includes any other
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                                       3


          interests into which such mining claims or other mineral property interests may have been converted;

     (l) "SECOND OPTION" has the meaning set out in sub-paragraph 4.01(b) hereof;

     (m) "SECOND OPTION DEADLINE" means the date that is five years after the Effective Date, subject to paragraph 13.01 hereof;

     (n) "THIS AGREEMENT" refers to and collectively includes this Agreement and every Schedule attached to this Agreement.

REPRESENTATIONS AND WARRANTIES OF THE OPTIONOR

2.01 The Optionor represents and warrants to the Optionee that:

     (a) It has been duly incorporated under the laws of the Province of British Columbia, validly exists as a corporation in good standing under the laws of the Province of British Columbia with respect to the filing of annual reports and it and its Mexican subsidiary, Minera Alta Vista SA de CV are legally entitled to hold their interest in the Property and will remain so entitled until their interest in the Property as set out herein has been duly transferred to the Optionee as contemplated herein;

     (b) it is, and at the time of any transfer to the Optionee of any interest in the Property will be, the beneficial owner of the interest in the Property so transferred free and clear of all liens, charges and claims of others, and no taxes or rentals are due in respect thereof;

     (c) to the best of its knowledge, the mining claims comprising the Property have been duly and validly located pursuant to the laws of Mexico and are recorded in the names set out on the attached Schedule "A", and are in good standing as of Dec. 31, 2008 in the Mining Public Registry of Mexico on the date hereof and until the dates set out on the attached SCHEDULE "A";

     (d) there is no adverse claim or challenge against or to the ownership of or title to the Property, nor to its knowledge is there any basis therefor, and there are no outstanding agreements or options to acquire or purchase the Property or any portion thereof;

     (e) to the best of its knowledge, there are no material outstanding obligations or liabilities, contingent or otherwise, related to environmental, reclamation or rehabilitation work associated with the Property or arising out of exploration work, development work or mining activities previously carried out thereon;

     (f) the Optionor has duly obtained all corporate authorizations for the execution of this Agreement and for the performance of this Agreement by it, and the consummation of the transaction herein contemplated will not conflict with or result in any breach of any covenants or agreements contained in, or constitute a default under, or result in the creation of any encumbrance under the provisions of, its Articles
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                                       4


          or constating documents or any shareholders' or directors' resolution, indenture, agreement or other instrument whatsoever to which it is a party or by which it is bound or to which it may be subject;

     (g) no proceedings are pending for, and it is not aware of any basis for the institution of any proceedings leading to, its dissolution or winding-up or the placing of it in bankruptcy or subject to any laws governing the affairs of insolvent persons; and

     (h) there are no known royalties or other outstanding payments on the Property other than the NSR interests that are set forth in SCHEDULE "B".

2.02 The Optionor acknowledges that the representations and warranties set forth in paragraph 2.01 hereof form a part of this Agreement and are conditions upon which the Optionee has relied in entering into this Agreement, and that these representations and warranties shall survive the acquisition of any interest in the Property hereunder by the Optionee.

2.03 The parties also acknowledge and agree that the representations and warranties set forth in paragraph 2.01 hereof are provided for the exclusive benefit of the Optionee, and a breach of any one or more thereof may be waived by the Optionee in whole or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty.

REPRESENTATIONS AND WARRANTIES OF THE OPTIONEE

3.01 The Optionee represents and warrants to the Optionor that:

     (a) it has been duly incorporated under the laws of the State of Nevada, validly exists as a corporation in good standing under the laws of the State of Nevada with respect to the filing of annual reports;

     (b) it is currently not legally entitled to hold mineral property interests in the Country of Mexico and prior to or concurrently with the exercise of the First Option will create and organize Holdco, which will be legally entitled to hold mineral property interests in the Country of Mexico;

     (c) it has duly obtained all corporate authorizations for the execution of this Agreement and for the performance of this Agreement by it, and the consummation of the transaction herein contemplated will not conflict with or result in any breach of any covenants or agreements contained in, or constitute a default under, or result in the creation of any encumbrance under the provisions of, its Articles or constating documents or any shareholders' or directors' resolution, indenture, agreement or other instrument whatsoever to which it is a party or by which it is bound or to which it may be subject;

     (d) no proceedings are pending for, and it is not aware of any basis for the institution of any proceedings leading to, its dissolution or winding-up or the placing of it in bankruptcy or subject to any laws governing the affairs of insolvent persons.
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                                       5


3.02 The Optionee acknowledges that the representations and warranties set forth in paragraph 3.01 hereof form a part of this Agreement and are conditions upon which the Optionor has relied in entering into this Agreement, and that these representations and warranties shall survive the acquisition of any interest in the Property hereunder by the Optionee.

3.03 The parties also acknowledge and agree that the representations and warranties set forth in paragraph 3.01 hereof are provided for the exclusive benefit of the Optionor, and a breach of any one or more thereof may be waived by the Optionor in whole or in part at any time without prejudice to their rights in respect of any other breach of the same or any other representation or warranty.

GRANT OF OPTIONS AND COMMITMENTS

4.01 The Optionor hereby irrevocably grants to the Optionee two (2) exclusive and separate rights and options to acquire undivided legal and beneficial interests of up to ONE HUNDRED PER CENT (100%) in the Property free and clear of all liens, charges and claims of others, as follows:

     (a) an undivided NINETY PER CENT (90%) interest in the Property (the "FIRST OPTION"); and

     (b) an undivided TEN PER CENT (10%) interest in the Property, in addition to the undivided NINETY PER CENT (90%) interest that may be acquired under the First Option (the "SECOND OPTION").

4.02 The Optionee may exercise:

     (a)  the First Option by:

          (i) making the following payments to the Optionor prior to the First Option Deadline:

               (1) THREE HUNDRED THOUSAND (US$300,000) DOLLARS U.S. before the Effective Date (PAID);

                    A portion of this three hundred thousand (US$300,000) dollars U.S. was advanced by the Optionee to the Optionor in the form of a loan. For greater certainty, the documents titled `Re: Bridge Loan' and `Promissory Note' dated February 12, 2009 are superseded by this agreement and the loan documents are cancelled.

               (2) a further TWO HUNDRED AND FIFTY THOUSAND (US$250,000) DOLLARS U.S. on the second anniversary of the Effective Date;

               (3) a further TWO HUNDRED AND FIFTY THOUSAND (US$250,000) DOLLARS U.S. on the third anniversary of the Effective Date;
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                                       6


               (4) a further TWO HUNDRED AND FIFTY THOUSAND (US$250,000) DOLLARS U.S. on the fourth anniversary of the Effective Date;

          (ii) incurring or funding the following Expenditures on the Property as follows prior to the First Option Deadline:

               (1) THREE HUNDRED THOUSAND (US$300,000.00) DOLLARS U.S. on or before the first anniversary of the Effective Date, of which $250,000 shall be deemed to have been incurred pursuant to the payments made as per paragraph 4.02(a)(i)(1) hereof;

               (2) an additional FIVE HUNDRED THOUSAND (US$500,000.00) DOLLARS U.S. on or before the second anniversary of the Effective Date;

               (3) an additional EIGHT HUNDRED THOUSAND (US$800,000.00) DOLLARS U.S. on or before the third anniversary of the Effective Date; and

               (4) an additional ONE MILLION (US$1,000,000.00) DOLLARS U.S. on or before the fourth anniversary of the Effective Date;

          (iii)making the following additional payments prior to the First Option Deadline:

               (1) ONE HUNDRED AND FIFTY THOUSAND (US$150,000.00) DOLLARS U.S. on or before the first anniversary of the Effective Date on the following schedule:

                    (a) US $50,000 upon successful completion of a National Instrument 43-101 compliant technical report,
                    (b) US $50,000 upon Operator starting a drill program on the Property before August 1, 2009, and
                    (c) US $50,000 upon the successful completion of the first year work program before the 1st year anniversary of the Effective Date;

               (2) an additional SEVENTY THOUSAND (US$70,000.00) DOLLARS U.S. on or before the second anniversary of the Effective Date;

               (3) an additional SEVENTY THOUSAND (US$70,000.00) DOLLARS U.S. on or before the third anniversary of the Effective Date; and

               (4) an additional SEVENTY THOUSAND (US$70,000.00) DOLLARS U.S. on or before the fourth anniversary of the Effective Date;

                    At the election of the Optionor the additional payments 1b, 1c, 2, 3, and 4 may be converted into shares of the parent company of American Sierra set at the price of the first financing of the parent company.

     (b)  the Second Option, provided it has exercised the First Option, by
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                                       7


          (1) issuing to Yale an additional 500,000 shares of American Sierra or the parent company of American Sierra,

          (2) completing sufficient drilling in order to calculate a resource estimation on or before the seventh anniversary of the Effective Date, and

          (3) paying US$0.75 to Yale per every equivalent ounce of Silver within the Measured and Indicated categories as defined by JORC (Joint Ore Reserves Committee);

     (c) all of the above shares will be subject to a hold periods in accordance with regulations under the SECURITIES ACT;

          The Optionor understands and acknowledges that any shares which may be issued to it pursuant to the provisions of this paragraph 4.02 must be issued in reliance on exemptions from the prospectus and registration requirements of applicable securities legislation and may be subject to certain re-sale restrictions under such legislation, the terms of which may be endorsed on the certificates representing such shares, and prior to issuance the Optionor agrees to provide confirmation of the availability of such exemptions and comply with such re-sale restrictions.

         (collectively, the "CONDITIONS OF EXERCISE").

4.03 If the Optionee, by the respective Option Deadline, fails to incur the total amount of any of the Expenditures required under the respective Conditions of Exercise, then the Optionee may pay to the Optionor an amount equal to such shortfall in Expenditures within 30 (thirty) days after the respective Option Deadline. Any payment so made shall be deemed to be Expenditures duly and properly incurred for the purposes of the Conditions of Exercise.

4.04 If the amount of Expenditures incurred at any time exceeds the Expenditures required under the respective Conditions of Exercise of the unexercised Option next due to expire, then such excess shall be credited to the following years commitment and, in the event the First Option is exercised, then to the Second Option Expenditures.

4.05 Nothing in this Agreement shall be construed as obligating the Optionee to exercise either of the Options or, subject to sub-paragraph 10.04(a) hereof, incur any Expenditures on the Property.

4.06 In the event the Optionee has satisfied the respective Conditions of Exercise and wishes to exercise an Option, then to do so it must, prior to the respective Option Deadline, deliver to the Optionor an Exercise Notice. On delivery of an Exercise Notice the Optionor shall be deemed to have transferred to the Optionee the following undivided equitable interests in the Property as tenants in common:

     (a) in the case of the First Option, a NINETY PER CENT (90%) interest shall be held by the Optionee and a TEN PER CENT (10%) carried interest held by the Optionor; and
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                                       8


     (b) in the case of the Second Option, a TEN PER CENT (10%) interest, in which event the Optionor will have no further interest in the Property.

4.07 Subject to paragraphs 4.03 and 10.02 hereof, in the event the respective Conditions of Exercise in respect of an Option are not satisfied by the respective Option Deadline then such Option shall terminate.

4.08 The Optionor will be the initial operator (hereinafter called the "OPERATOR") for all Expenditures on the Property to be incurred by the Optionee pursuant to the exercise of the First Option and Second Option.

Following the first anniversary of this Agreement, the Optionee will have the right to elect to become the Operator if it wishes.

In the event that the Optionee options the Property to a third party with the Optionor's approval, such approval not to be unreasonably withheld, and that third party wishes to assume the Operatorship, they may do so at their choosing given that both the Optionor and Optionee have been given at least 30 days notice. In the event that the third party does not elect to assume Operatorship then the current Operator will continue as Operator.

4.09 This Agreement represents an option only, and the Optionee shall be under no obligation to the Optionor, save and except in respect of the payment to the Optionor of the THREE HUNDRED THOUSAND (US$300,000) DOLLARS US provided for in sub-paragraph 4.02(a)(i)(1) hereof.

TRANSFER OF PROPERTY

5.01 Upon the exercise by the Optionee of either the First Option or the Second Option, the Optionor shall cause to be delivered to the Optionee duly executed registerable transfers of the Property to Holdco.

5.02 Prior to the transfer of the Property to Holdco provided for in Paragraph 5.01, the Optionee shall be entitled to record a Memorandum of this Agreement in the Spanish language with the Mining Public Registry of Mexico at its own cost.

OBLIGATIONS OF THE PARTIES DURING THE OPTION PERIODS

6.01 The Optionor hereby covenants and agrees that for so long as it is acting as Operator it will:

     (a) maintain the Property in good standing by the doing and filing of applicable assessment work or the making of payments in lieu thereof, by the payment of taxes and rentals and the performance of all other actions which may be necessary in that regard and in order to keep the Property in good standing free and clear of all liens and other charges except those at the time contested in good faith by the Optionor;
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                                       9


     (b) permit the Optionee or its duly authorized agents, upon reasonable prior notice to the Optionor, to have access to the Property in order to examine any work carried out by the Optionor, provided, however, that neither the Optionee nor its agents shall interfere or obstruct the operations of the Optionor, its servants and agents on the Property, and further provided that the Optionee or its agents shall enter upon the Property at their own risk and that the Optionee agrees to indemnify and save the Optionor harmless from all loss or damage of any nature or kind whatsoever in any way referable to the entry of, presence on, or activities of either the Optionee or its agents while on the Property, including, without limiting the generality of the foregoing, bodily injuries or death at any time resulting therefrom and damage to property sustained by any person or persons;

     (c) deliver to the Optionee on or before the anniversary date of this agreement in each year a report (including up-to-date maps if there are any) describing the results of work done on the Property in the last completed calendar year together with information on material results obtained;

     (d) conduct all work on or with respect to the Property in a careful and miner like manner and in accordance with all applicable laws, regulations, orders and ordinances of any relevant governmental authority and indemnify and save the Optionee harmless from any and all claims, suits or actions made or brought against it as a result of work done by the Optionee on or with respect to the Property;

     (e) obtain and maintain, or cause any contractor engaged hereunder to obtain and maintain, during any period in which active work is carried out hereunder, adequate insurance,

     (f)  charge  the  Optionee  a  15%  Management   Fee  on  all   single-item
          expenditures.

6.02 The Optionee hereby covenants and agrees that for so long as it is acting as Operator it will:

     (a) maintain the Property in good standing by the doing and arranging for the filing by Exmin of applicable assessment work or the making of payments in lieu thereof, by the payment of taxes and rentals and the performance of all other actions which may be necessary in that regard and in order to keep the Property in good standing free and clear of all liens and other charges at least 30 days before the filing is due except those at the time contested in good faith by the Optionor;

     (b) permit the Optionor or its duly authorized agents, upon reasonable prior notice to the Optionee, to have access to the Property in order to examine any work carried out by the Optionee, provided, however, that neither the Optionor nor its agents shall interfere or obstruct the operations of the Optionee, its servants and agents on the Property, and further provided that the Optionor or its agents shall enter upon the Property at their own risk and that the Optionor agrees to indemnify and save the Optionee harmless from all loss or damage of any nature or kind whatsoever in any way referable to the entry of, presence on, or activities of either the Optionor or its agents while on the Property, including, without limiting the generality of the foregoing, bodily injuries or death at any time resulting therefrom and damage to property sustained by any person or persons;

     (c) deliver to the Optionor on or before the anniversary date of this agreement in each year a report (including up-to-date maps if there are any) describing the results of work done on the Property in the last completed calendar year together with information on material results obtained;

     (d) conduct all work on or with respect to the Property in a careful and miner like manner and in accordance with all applicable laws, regulations, orders and ordinances of any relevant governmental authority and indemnify and save the Optionor harmless from any and all claims, suits or actions made or brought against it as a result of work done by the Optionee on or with respect to the Property;

     (e) obtain and maintain, or cause any contractor engaged hereunder to obtain and maintain, during any period in which active work is carried out hereunder, adequate insurance.

     (f)  include in the  Expenditures  outlined as per paragraph  4.02(a)(ii) a
          15%   Management   Fee   on   all   exploration-related    single-item
          expenditures.

6.03 Notwithstanding any of the provisions of this Agreement, the parties specifically agree that the Optionee will not be responsible for rectifying any environmental damage sustained on the Property prior to the date hereof.

6.04 BUDGETS, EXPENDITURES AND PAYMENTS

     (a) While the Optionor is Operator, Yale will provide the Optionee a budget for each successive phase of exploration and Optionee agrees to:

          (i)  approve  and/or  provide  comments on the budget within  fourteen
               (14) days;

          (ii) give to the Optionor an advance of at least 50% of each budget within 30 days of its approval and that Optionor will not start that next phase of exploration until the advance has been received;

          (iii)until such time that the Property is transferred to Holdco, give to the Optionor sufficient funds to keep the Property in good standing regardless of the amount of Expenditures incurred on the Property to date;

     (b)  While  the  Optionee  is  Operator,  the  Optionee  will  provide  the
          Optionor:

          (i)  an accounting of Expenditures every six (6) months;

          (ii) copies of all property tax and option payments if that duty is performed by the Optionor

RIGHT OF ENTRY

7.01 During the term of each of the Options provided for in this Agreement, whichever party is acting as the Operator and its servants, agents and independent contractors shall have the sole and exclusive right in respect of the Property to:

     (a)  enter thereon;

     (b)  have exclusive and quiet possession thereof;

     (c) do such prospecting, exploration, development and/or other mining work thereon and thereunder as the Operator in its sole discretion may determine practical under the provisions of work programs to be jointly prepared and approved by the Optionor and the Optionee prior to the commencement of operations in respect of such work programs;

     (d) bring upon and erect upon the Property such buildings, plant, machinery, tools, appliances and/or equipment as the Operator may deem advisable;

     (e) remove therefrom and dispose of reasonable quantities of ores, minerals and metals for the purposes of obtaining assays or making other tests.

AREA OF MUTUAL INTEREST

8.01 An area of mutual interest located within two (2) kilometres of the ultimate exterior boundaries of the Property is hereby established (hereinafter called the "AMI"). By executing this Agreement, each of the parties hereby covenants and agrees with the other party that any property interest or mineral rights which may be acquired by either of them located wholly or partially within the AMI shall become part of the Property for the purposes of this Agreement, save as otherwise provided for herein.

8.02 If either party acquires a property interest or mineral rights wholly or partially within the AMI as contemplated in paragraph 8.01 hereof, it shall notify the other party in writing of the property interest or mineral rights acquired and the cost of acquisition thereof. The notified party shall then have thirty (30) days following receipt by it of the foregoing notification to elect in writing to have the property interest or mineral rights included as part of the Property for the purposes of this Agreement. If the notified party does not so elect in writing within this thirty (30) day period, the acquiring party shall be entitled to retain the property interest or mineral rights for its own account and such property interest or mineral rights will not form part of the Property and will not be subject to the terms of this Agreement.

8.03 If the notified party does elect in writing to have the property interest or mineral rights included as part of the Property for the purposes of this Agreement as contemplated in paragraph 8.02 hereof, compensation will be as follows: if acquired by the Optionor, then the Optionee will compensate the Optionor 100% of the cost of the acquisition and that amount will be credited to the amount spent to fulfil the Agreement - if acquired by the Optionee, 100% of the cost of the acquisition and that amount will be credited to the amount spent to fulfil the Agreement. Such reimbursement to be made contemporaneously with the written election to have the property interest or mineral rights so acquired included as part of the Property for the purposes of this Agreement.

MANAGEMENT COMMITTEE

9.01 A Management Committee composed of one (1) representative of each Party, shall be established on the Effective Date. Each Party shall, within thirty (30) days after the Effective Date, notify the other Party in writing of the name of its representative (the "REPRESENTATIVE") and alternative Representative ("ALTERNATE") who may from time to time act in the absence of the Representative. Each Party shall also be free to bring to all meetings at its own cost such technical and other advisors as it may deem appropriate; provided that such advisors are bound by the provisions of Sections 6 and 14. Each Party shall have the right at any time and from time to time to change it's Representative or Alternate by written notice given to the other Party. Each Party shall incur all costs (which shall not be deemed to be Expenditures) for its Representative's and Alternate's activities hereunder.

9.02 The Management Committee shall be constituted during the Option Period for the following purposes:

     (a) to review the on-going activities of the Operator on the Property and to review reports submitted by the Operator on the progress of its activities;

     (b) to discuss in good faith any changes, alterations or recommendations to the activities undertaken by the Operator on the Property; and

     (c) to review proposed exploration operations on the Property to be undertaken by the Operator.

9.03 Meetings of the Management Committee shall be held no less than once annually. In lieu of holding meetings of the Management Committee, the Management Committee may convene telephone conferences with the unanimous consent of both Parties.

     On any matter to be approved by the Management Committee, the Operator shall have final and binding power on both Parties to decide on a decision in case of dispute between the Parties.

TERMINATION

10.01 The Optionee may terminate this Agreement at any time prior to the First Option Deadline, by the Optionee giving notice of termination to the Optionor.

10.02 Notwithstanding any other provision of this Agreement, if at any time during the term of either of the Options, the Optionee fails to pay to the Optionor any payments required under sub-paragraph 4.02(a)(i) hereof, or fails to incur any of the Expenditures provided for in sub-paragraph 4.02(a)(ii) hereof, or fails to pay to the Optionor any additional payment required under sub-paragraph 4.02 (a)(iii) or is in breach of any representation or warranty contained herein, the Optionor may terminate this Agreement, but only if:

     (a) it shall have first given to the Optionee a notice of default containing particulars of the payment not advanced, the shares not received, the Expenditures not incurred or the representation or warranty breached; and

     (b) the Optionee has not, within thirty (30) days following delivery of such notice of default, cured such default.

10.03 Should the Optionee fail to comply with the provisions of sub-paragraph 10.02(b) hereof, the Optionor may thereafter terminate this Agreement, and the provisions of paragraph 10.04 hereof shall then be applicable.

10.04 If this Agreement terminates prior to the exercise of either of the Options then the Optionee shall:

     (a) have provided to the Optionor records of all Expenditures for filing for assessment credit, to the maximum extent permitted, or paid money in lieu thereof to maintain the Property in good standing for at least 30 days from the date of termination; and

     (b)  deliver to the  Optionor  copies of all plans,  assay maps and diamond
          drill  records  relating  to  the   Expenditures   which  it  had  not
          theretofore delivered.

TRANSFER OF INTEREST BY THE OPTIONEE

11.01 The Optionee may at any time, with the consent of the Optionor, which consent shall not be unreasonably withheld, sell, transfer or otherwise dispose of all or any portion of its interest in and to the Property and this Agreement, provided that any purchaser, grantee or transferee of any such interest shall have first delivered to the Optionor its agreement related to this Agreement and to the Property, containing:

     (a) a covenant by such transferee to perform all the obligations of the Optionee to be performed under this Agreement in respect of the interest to be acquired by it from the Optionee to the same extent as if this Agreement had been originally executed by the Optionee and such transferee as joint and several obligors making joint and several covenants; and

     (b) a provision subjecting any further sale, transfer or other disposition of such interest or any portion thereof in and to the Property and this Agreement to the restrictions contained in sub-paragraph 11.01(a) hereof.

11.02 No assignment by the Optionee of any interest less than its entire interest in this Agreement and in the Property shall, as between the Optionee and the Optionor, discharge it from any of its obligations hereunder, but upon the transfer by the Optionee of the entire interest at the time held by it in this Agreement and in the Property (whether to one or more transferees and whether in one or in a number of successive transfers), the Optionee shall be deemed to be discharged from all obligations hereunder or other fulfilment of contractual commitments and any environmental liabilities, effective on the date on which the Optionee shall have no further interest in this Agreement or in the Property.

11.03 If the Optionee or Optionor should desire to sell all or any portion of its interest in the Property it shall first offer same to the other party. The other party shall have a 30 day period to elect whether to purchase the offered interest.

Upon the expiry of the 30 day period the Optionee or Optionor shall be free to dispose of the offered interest to the extent not committed to be purchased by the other party to any third party for a period of 180 days and on terms no less favourable to the other party than was offered to the Optionor. If no sale of the offered interest is consummated within the aforesaid 180 day period, it shall thereafter again become subject to the right of first refusal contemplated hereby.

SURRENDER AND ACQUISITION OF PROPERTY INTERESTS BEFORE TERMINATION OF AGREEMENT

12.01 The party that is the Operator may at any time during the Option Period elect to abandon one or more of the mining concessions that comprise the Property by giving prior written notice to the party that is not the Operator (in this section referred to as the "NON-OPERATOR") of such intention.

12.02 For a period of 60 days after the date of delivery of such notice the non-Operator may elect to have any or all of the mining concessions in respect of which such notice has been given transferred to it by delivery of a request therefor to the Operator, whereupon the Operator will deliver to the Operator a duly executed registerable transfer document transferring such mining concessions to the non-Operator. If the non-Operator fails to make request for the transfer of any mining concessions as aforesaid within such 60-day period, the Operator may then abandon such mining concessions without further notice to the non-Operator.

12.03  Upon  any  such  transfer  or  abandonment  the  mining   concessions  so
transferred or abandoned pursuant to Subparagraph 12.02 will for all purposes of this Agreement cease to form part of the Property.

FORCE MAJEURE

13.01 If the Optionee is at any time during the term of this Agreement either prevented or delayed in complying with any provisions of this Agreement by reason of strikes, labour shortages, power shortages, fuel shortages, fires, wars, acts of God, governmental regulations restricting normal operations, shipping delays or any other reason or reasons (other than lack of funds) beyond the control of the Optionee, the time limited for the performance by the Optionee of its obligations hereunder shall be extended by a period of time equal in length to the period of each such prevention or delay.

13.02 The Optionee shall give prompt notice to the Optionor of each event of force majeure under paragraph 13.01 hereof and upon cessation of such event shall furnish the Optionor with notice to that effect together with particulars of the number of days by which the obligations of the Optionee hereunder have been extended by virtue of such event of force majeure and all preceding events of force majeure.

CONFIDENTIAL INFORMATION AND NEWS RELEASES

14.01 The Optionor and the Optionee will, subject to regulatory requirements, maintain the highest level of confidentiality with respect to this Option Agreement and the Property.

On a best efforts basis, the Optionor and Optionee shall provide a copy of any and all News Releases related to this Option Agreement and/or the Property to the other party to review (but not for approval) by a representative for both the Optionor and a representative of the Optionee for technical/material content prior to release.

If there is a regulatory requirement for the Optionor or Optionee to disclose information relating to this Option Agreement and/or the Property, and no representative of the Optionor or Optionee is available within 48 hours, the Optionor will disclose the minimum amount of confidential data to satisfy regulatory requirements.

ARBITRATION

15.01 The parties agree that all questions or matters in dispute with respect to the accounting of monies expended by the Optionee as provided for herein, or with respect to any other matter of a financial nature hereunder, shall be submitted to arbitration pursuant to the terms hereof.

15.02 It shall be a condition precedent to the right of any party to submit any matter to arbitration pursuant to the provisions hereof that any party intending to refer any matter to arbitration shall have given not less than thirty (30) days' prior written notice of its intention so to do to the other party together with particulars of the matter in dispute. On the expiration of such thirty (30) days, the party who gave such notice may proceed to refer the dispute to arbitration as provided for in paragraph 15.03 hereof.

15.03 Any matter submitted to arbitration hereunder will be conducted before a single arbitrator appointed by the then President of the British Columbia Engineers and Geoscientists Association under the provisions of the COMMERCIAL

ARBITRATION ACT (British Columbia), or, failing such appointment, by another single arbitrator appointed under the provisions of said Act. The arbitrator shall fix a time and place in Vancouver, British Columbia for the purpose of hearing the evidence and representations of the parties, and shall preside over the arbitration and determine all questions of procedure not provided for under such Act or this paragraph. After hearing any evidence and representations that the parties may submit, the arbitrator shall make an award and reduce the same to writing, and deliver one copy thereof to each of the parties. The expense of the arbitration shall be paid as specified in the award.

15.04 The parties agree that the award of the arbitrator shall be final and binding upon each of them.

NOTICES AND PAYMENT

16.01 Any notice, demand, payment or other communication under this Agreement will be given in writing and must be delivered or sent by telecopier and addressed to the party to which it is being given at the following addresses:

 (a) if to the Optionor:

                        YALE RESOUORCES LTD.
                        Suite 400 - 409 Granville Street
                        Vancouver, BC
                        V6C 1T2

                        Attention: President
                        Facsimile: (604) 678-2532

                        AND A COPY TO:

                        Tupper Jonsson & Yeadon
                        1710 - 1177 West Hastings Street
                        Vancouver, British Columbia
                        V6E 2L3

                        Attention: Lee Tupper
                        Facsimile: (604) 681-0139

(b) if to the Optionee:

                        AMERICAN SIERRA GOLD CORP.
                        207 Marina Vista,
                        Jolly Harbour, Antigua, WI.

                        Attention: President
                        Facsimile: (604) 681-4760

                        AND A COPY TO:

                        Macdonald Tuskey
                        1210 - 777 Hornby Street
                        Vancouver, British Columbia
                        V6Z 1S4

                        Attention: Bill Macdonald
                        Facsimile: (604) 681-4760

16.02 If notice, demand, payment or other communication is sent by facsimile or is delivered, it will be deemed to have been received on the next business day following the day of transmission or delivery.

CURRENCY

17.01 All references to monies hereunder will be in lawful currency of the United States of America.

REGULATORY ACCEPTANCE

18.01 If required, this Agreement is subject to the Optionor receiving acceptance herefor from the TSX Venture Exchange (hereinafter called the "Exchange"). The Optionor agrees to submit this Agreement to the Exchange, together with all requisite supporting documents and the applicable filing fees, forthwith upon the execution and delivery hereof by all parties in order to apply for such acceptance.

FURTHER ASSURANCES

19.01 Each of the parties hereto agrees to do and/or execute all such further and other acts, deeds, things, devices, documents and assurances as may be required in order to carry out the true intent and meaning of this Agreement, including the registration thereof against any of the mineral property interests comprising the Property at the request of any party.

TIME OF THE ESSENCE

20.01 Time shall be of the essence of this Agreement.

COSTS

21.01 Each of the parties hereto will be responsible for paying its own costs relating to the preparation and execution of this Agreement.

ENTIRE AGREEMENT

22.01 The parties hereto agree that the terms and conditions of this Agreement shall supersede and replace any other agreements or arrangements, whether oral or written, heretofore existing among the parties in respect of the subject matter of this Agreement, including, without limiting the generality of the foregoing, the document entitled "Letter of Intent" between the parties and dated the 4th day of February, 2009.

COUNTERPARTS

23.01 This Agreement and any certificate or other writing delivered in connection herewith may be executed in any number of counterparts and any party hereto may execute any counterpart, each of which when executed and delivered will be deemed to be an original and all of which counterparts of this Agreement or such other writing, as the case may be, taken together, will be deemed to be one and the same instrument. The execution of this Agreement or any other writing by any party hereto will not become effective until all counterparts hereof have been executed by all the parties hereto.

EXECUTION BY FACSIMILE

24.01 Each of the parties hereto will be entitled to rely upon delivery by facsimile of executed copies of this Agreement and any certificates or other writings delivered in connection herewith, and such facsimile copies will be legally effective to create a valid and binding agreement among the parties in accordance with the terms and conditions of this Agreement.

TITLES

25.01 The titles to the respective paragraphs hereof shall not be deemed as part of this Agreement but shall be regarded as having been used for convenience only.

GOVERNING LAW

26.01 This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

ENUREMENT

27.01 This Agreement shall enure to the benefit of and be binding upon the parties hereto and each of their successors and permitted assigns, as the case may be.

IN WITNESS WHEREOF this Agreement has been executed as of the day and year first above written.

EXECUTED BY

YALE RESOURCES LTD.
in the presence of:


/s/ Signed
------------------------------------
Authorized Signatory
EXECUTED BY

AMERICAN SIERRA GOLD CORP.
in the presence of:


/s/ Wayne Gruden
------------------------------------
Authorized Signatory

                                  SCHEDULE "A"

    To the Agreement made and dated for reference the Xth day of April, 2009
           Between Yale Resources Ltd. and American Sierra Gold Corp.

Concession                       Area (hec)     File No.     Title Date    Title No.       Registered Owner
----------                       ----------     --------     ----------    ---------       ----------------
Diana de Oro                      22,493.8526   16/32282      12-Aug-05     225290    Minera Alta Vista S.A. de C.V.

Dina de Oro Fracc. 1                  30.0000   16/32282      12-Aug-05     225291    Minera Alta Vista S.A. de C.V.

Diana de Oro Fracc. 2                103.0503   16/32282      12-Aug-05     225292    Minera Alta Vista S.A. de C.V.

Diana de Oro Fracc. 3                 11.8031   16/32282      12-Aug-05     225293    Minera Alta Vista S.A. de C.V.

Diana de Oro Fracc. 4              4,881.3547   16/32282      12-Aug-05     225294    Minera Alta Vista S.A. de C.V.

SUB-TOTAL (DIANA DE ORO)          27,520.0607


Diana II                             899.0181   16/32712      20-May-05     224570    Minera Alta Vista S.A. de C.V.

San Pedro I                           90.0000   16/32787      31-May-05     224679    Minera Alta Vista S.A. de C.V.

San Pedro II                          88.0000   16/32788      31-May-05     224680    Minera Alta Vista S.A. de C.V.

San Pedro III                         88.0000   16/32769      31-May-05     224677    Minera Alta Vista S.A. de C.V.

Carolina                             145.6392   16/32789      20-Sep-05     225521    Minera Alta Vista S.A. de C.V.

           SUB-TOTAL (OTHERS)      1,310.6573

           TOTAL 100% OWNED:      28,830.7180

EL VERGEL OPTION (RODRIGUEZ): CERRO COLORADO
El Vergel Option                      50.0000   16/24374      30-Nov-04     223311    Octavio Perez Rodriguez
      SUB-TOTAL (EL VERGEL)           50.0000

VASQUEZ OPTION 1: CERRO COLORADO
Guadalupe                              6.0000   1/1.3-857     29-Jan-02     214981    J. Vasquez y R. Figueroa
Cerro Colorado                        56.7083   016/31476     14-Jun-02     217047    J. Vasquez
La Misionera                          40.0000   016/31011     19-Feb-02     215396    J. Vasquez

VASQUEZ OPTION 2: AMPLIACION GUADALUPE
Ampl. Guadalupe                       49.3838   099/01791     14-Dec-89     186066    J. Vasquez y R. Figueroa
Ampl. Guadalupe II                    74.0000   099/01799     14-Dec-89     186126    J. Vasquez y R. Figueroa
           SUB-TOTAL (VASQUEZ)       226.0921

           TOTAL OPTIONED CLAIMS     276.0921

           TOTAL URIQUE PROJECT   29,106.8101

                                  SCHEDULE "B"

    To the Agreement made and dated for reference the Xth day of April, 2009
           Between Yale Resources Ltd. and American Sierra Gold Corp.

        Concession             Area (hec)            Primary NSR                    Secondary NSR
        ----------             ----------            -----------                    -------------
Diana de Oro                    22,493.8526     2% to EXMIN Resources                   none
Dina de Oro Fracc. 1                30.0000     2% to EXMIN Resources                   none
Diana de Oro Fracc. 2              103.0503     2% to EXMIN Resources                   none
Diana de Oro Fracc. 3               11.8031     2% to EXMIN Resources                   none
Diana de Oro Fracc. 4            4,881.3547     2% to EXMIN Resources                   none
   SUB-TOTAL (DIANA DE ORO)     27,520.0607

Diana II                           899.0181     2% to EXMIN Resources                   none
San Pedro I                         90.0000     2% to EXMIN Resources                   none
San Pedro II                        88.0000     2% to EXMIN Resources                   none
San Pedro III                       88.0000     2% to EXMIN Resources                   none
Carolina                           145.6392     2% to EXMIN Resources                   none
           SUB-TOTAL (OTHERS)    1,310.6573

           TOTAL 100% OWNED:    28,830.7180

EL VERGEL OPTION (RODRIGUEZ): CERRO COLORADO
El Vergel Option                    50.0000              none                   2% to EXMIN Resources
      SUB-TOTAL (EL VERGEL)         50.0000

VASQUEZ OPTION 1: CERRO COLORADO
Guadalupe                            6.0000    1.0 to 1.5 % to Vasquez       0.5-1.0 to EXMIN Resources*
Cerro Colorado                      56.7083    1.0 to 1.5 % to Vasquez       0.5-1.0 to EXMIN Resources*
La Misionera                        40.0000    1.0 to 1.5 % to Vasquez       0.5-1.0 to EXMIN Resources*

VASQUEZ OPTION 2: AMPLIACION GUADALUPE
Ampl. Guadalupe                     49.3838    1.0 to 1.5 % to Vasquez       0.5-1.0 to EXMIN Resources*
Ampl. Guadalupe II                  74.0000    1.0 to 1.5 % to Vasquez       0.5-1.0 to EXMIN Resources*
      SUB-TOTAL (VASQUEZ)          226.0921

      TOTAL OPTIONED CLAIMS        276.0921

      TOTAL URIQUE PROJECT      29,106.8101

* total NSR to no exceed 2%